UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2021

FUBOTV INC.

(Exact name of registrant as specified in its charter)

Florida	001-39590	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1330 Avenue of the Americas
New York, NY 10019

(Address of principal executive offices) (Zip Code)

(212) 672-0055

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FUBO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2021, fuboTV Inc. (the “Company”) and Simone Nardi, the Company’s Chief Financial Officer, entered into an amended and restated employment transition agreement (the “A&R Transition Agreement”), which supersedes and replaces the previously disclosed employment transition agreement between the Company and Mr. Nardi. Pursuant to the A&R Transition Agreement, Mr. Nardi has agreed to continue serving as the Company’s Chief Financial Officer until the earlier of (i) February 28, 2022 (or such earlier date on which Mr. Nardi’s employment with the Company terminates for any reason) and (ii) if earlier, the date on which Mr. Nardi’s successor as Chief Financial Officer commences employment with the Company. Beginning on the date such successor commences employment with the Company, Mr. Nardi has agreed to serve as a special advisor to the Company to assist in the transition and support of his successor until February 28, 2022 (or such earlier date on which Mr. Nardi’s employment with the Company terminates for any reason) (such date, the “Transition Date”). In connection with the A&R Transition Agreement, the Company has agreed to provide Mr. Nardi with the following payments and benefits: (A) a guaranteed annual bonus for 2021 equal to at least $235,000, with such actual amount to be determined based on the achievement of the Company’s performance objectives established for 2021; (B) a lump sum cash payment in the amount of $215,000; (C) accelerated vesting of Mr. Nardi’s stock options covering 106,250 shares of the Company’s common stock, and continued monthly vesting through the Transition Date of stock options covering 17,709 shares of the Company’s common stock; (D) reimbursement of Mr. Nardi’s legal fees incurred in connection with the A&R Transition Agreement, up to $5,000; and (E) healthcare continuation payments for Mr. Nardi and his eligible dependents for up to six months following the Transition Date.

In the event that the Transition Date occurs either (i) on February 28, 2022 or (ii) as a result of termination of Mr. Nardi’s employment for any reason other than due to Mr. Nardi’s voluntary resignation, subject to Mr. Nardi’s execution of a general release of claims and compliance with applicable restrictive covenants, the Company has agreed to provide Mr. Nardi with the following payments and benefits: (A) a lump-sum cash payment equal to the sum of (1) $107,500 and (2) if the Transition Date occurs between January 1, 2022 and February 28, 2022, the amount of base salary Mr. Nardi would have earned for the period between the Transition Date and February 28, 2022; (B) healthcare continuation payments for Mr. Nardi and his dependents through November 30, 2022; and (C) accelerated vesting of Mr. Nardi’s stock options covering that number of shares equal to the sum of 53,125 and that number of option shares that would have vested between the Transition Date and February 28, 2022.

The Company is in late-stage negotiations with a Chief Financial Officer candidate and expects to announce a new Chief Financial Officer in the first quarter of 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUBOTV INC.

Date: January 6, 2022	By:	/s/ David Gandler
David Gandler
Chief Executive Officer